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                                                                     EXHIBIT 5.1



                                December 12, 2001

TransTechnology Corporation
150 Allen Road
Liberty Corner, New Jersey 07938

                  Re: Registration on Form S-8 of 200,000 Shares of Common Stock
                      of TransTechnology Corporation

Gentlemen:

         We are acting as counsel to TransTechnology Corporation (the "Company") in connection with the issuance and sale by the Company of up to 200,000 shares of common stock, par value $0.01 per share, (the "Shares") to be issued under the Amended and Restated 1998 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") or the TransTechnology Corporation Retirement Savings Plan (together with the Directors' Plan, the "Plans" or each, a "Plan").

         We have examined such documents, records and matters of law as we have deemed necessary for the purposes of this opinion, and based thereon we are of the opinion that the Shares which may be issued and sold pursuant to the Plans, have been duly authorized and, when issued and sold in accordance with the terms of the applicable Plan, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 being filed by the Company with the Securities and Exchange Commission to effect registration of the Shares under the Securities Act of 1933, as amended.



                                                   Very truly yours,

                                                   /s/ Hahn Loeser & Parks LLP